Exhibit 99.1

CONTACT:
Joy Leo Chief Financial Officer Artisan Components, Inc. (408) 734-5600	Investor Relations Artisan Components, Inc. (408) 548-3122	Claudia Natalia Corporate Communications Artisan Components, Inc. (408) 548-3172

Artisan Components, Inc. Reports Record Total Revenue And

Record Net Income For Its Fourth Quarter And Fiscal 2003

SUNNYVALE, Calif., October 23, 2003 – Artisan Components, Inc., (Nasdaq: ARTI), a leading provider of physical intellectual property (IP), today reported its results for the three and twelve-month periods ended September 30, 2003. For the fourth quarter of fiscal 2003, Artisan reported total revenue of $19.5 million, a 66.4% increase over total revenue of $11.7 million in the fourth quarter of fiscal 2002. For fiscal 2003, Artisan reported total revenue of $68.5 million, an 83.9% increase over total revenue of $37.2 million in fiscal 2002.

On a generally accepted accounting principles (GAAP) basis, net income for the fourth quarter of fiscal 2003 was $2.5 million or $0.10 per diluted share, which included amortization of purchased intangible assets of $1.5 million and deferred stock-based compensation of $119,000 from acquisitions. For the fourth quarter of fiscal 2002, GAAP net income was $1.8 million or $0.10 per diluted share, which included amortization of purchased intangible assets from acquisitions of $491,000. On a GAAP basis, net income for fiscal 2003 was $7.3 million or $0.34 per diluted share, which included amortization of purchased intangible assets of $4.4 million and deferred stock-based compensation of $328,000 from acquisitions. For fiscal 2002, GAAP net income was $2.1 million or $0.12 per diluted share, which included amortization of purchased intangible assets from acquisitions of $2.0 million.

Pro forma net income for the fourth quarter of fiscal 2003 was $2.7 million or $0.11 per diluted share, an 81.9% increase over pro forma net income of $1.5 million or $0.09 per diluted share for the fourth quarter of fiscal 2002. Pro forma net income for fiscal 2003 was $8.2 million or $0.38 per diluted share, a 142% increase over pro forma net income of $3.4 million or $0.19 per diluted share for fiscal 2002. Pro forma net income is comprised of GAAP net income plus, to the extent incurred in any particular quarter, amortization of purchased intangible assets and deferred stock-based compensation from acquisitions, in-process research and development and one-time or extraordinary charges, such as the one-time charge for the lease on our former facility. A detailed reconciliation of GAAP net income to pro forma net income is included with this press release.

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“The semiconductor industry is in a period of rapid change, with the number of dedicated manufacturers, as well as the number of companies sending designs to those manufacturers continuing to grow,” commented Mark Templeton, Artisan’s president and chief executive officer. “Our record results indicate that Artisan’s unique combination of products and technologies have been well accepted by the industry. More than 1,200 companies have licensed Artisan’s products for their integrated circuit designs and many of our manufacturing partners are reporting improving factory utilizations, possibly signaling the start of a semiconductor recovery. In addition, we are seeing improving royalty results and are forecasting healthy growth through 2004.”

Artisan is hosting a conference call beginning at 2:00 p.m. PDT (5:00 p.m. EDT) on Thursday, October 23, 2003 to discuss the results of the fourth quarter of fiscal 2003 and to review Artisan’s progress and outlook. Interested parties may participate in the conference call by dialing 800-299-7635 and the passcode 79215777 or via live webcast available within the investor relations section of Artisan’s website at http://www.artisan.com. A telephonic replay will be available through Thursday, October 30, 2003 at 888-286-8010. The passcode for the replay is 31476643.

Use of Non-GAAP Financial Measures

This earnings release includes financial information presented on both a pro forma and GAAP basis. Pro forma net income is comprised of GAAP net income plus, to the extent incurred in any particular quarter, amortization of purchased intangible assets and deferred stock-based compensation from acquisitions, in-process research and development and one-time or extraordinary charges, such as the one-time charge for the lease on our former facility. Pro forma net income and net income per share are reduced by the amount of additional tax that would be required to be accrued and expensed by us if pro forma results were used instead of GAAP results to calculate our tax liability.

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We provide pro forma financial information to enhance the reader’s overall understanding of our current financial performance and our prospects for the future. We believe the pro forma results provide useful information to investors by excluding certain expenses that we believe are not indicative of our core operating results. The pro forma measures are included to provide investors and management with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these pro forma results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of pro forma numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the rate of growth of the semiconductor industry, improvements in factory utilization rates, the prospect of a recovery in the semiconductor industry, Artisan’s future royalty results and the rate of growth of Artisan’s business through 2004. These statements are subject to various risk factors including, without limitation, the continued demand for semiconductors including Artisan’s products and the production of those semiconductors in volume; delays in the design process or delays in a customer’s project that use Artisan’s products; the rapid pace of technological development; Artisan’s ability to negotiate, structure, monitor and enforce agreements for the determination and payment of royalties; and the continuation of the worldwide slowdown in economic activity, as well as continued weakness in businesses’ capital expenditures on technology. We refer you also to the documents that Artisan files from time to time with the Securities and Exchange Commission, in particular the section entitled “Factors Affecting Future Operating Results” in Artisan’s annual report on Form 10-K and its quarterly reports on Forms 10-Q.

About Artisan Components

Artisan Components, Inc. is a leading provider of physical intellectual property (IP) components for the design and manufacture of complex system-on-a-chip integrated circuits. Artisan’s products include embedded memory, standard cell, input/output, analog, mixed-signal and communications components, which are designed to achieve the best combination of performance, density, power and yield for a given manufacturing process. Artisan has licensed its IP components to over 1,200 companies involved in integrated circuit design. Artisan is headquartered in Sunnyvale, California. More information about Artisan Components, including free library access, can be found at www.artisan.com.

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Artisan Components and Artisan are registered trademarks of Artisan Components, Inc.

All other trademarks or registered trademarks are the property of their respective owners.

Artisan Components, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	September 30,
	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$98,960	$29,159
Marketable securities	9,873	23,085
Accounts receivable, net	18,398	7,232
Prepaid expenses and other current assets	2,197	2,345

Total current assets	129,428	61,821

Long-term marketable securities	5,433	—
Property and equipment, net	7,418	3,499
Goodwill, net	36,016	13,741
Purchased intangible assets, net	8,394	2,271
Other assets	414	1,116

Total assets	$187,103	$82,448

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,486	$861
Accrued liabilities	7,201	4,081
Deferred revenue, current portion	7,094	5,924

Total current liabilities	15,781	10,866

Deferred revenue	788	812
Other liabilities	1,146	1,610
Deferred tax liability	3,257	—

Total liabilities	20,972	13,288

Stockholders' equity:
Common stock	21	17
Additional paid in capital	168,443	77,170
Deferred stock-based compensation	(368)	—
Treasury stock	(1,399)	—
Accumulated deficit	(684)	(8,027)
Accumulated other comprehensive income	118	—

Total stockholders' equity	166,131	69,160

Total liabilities and stockholders' equity	$187,103	$82,448

Artisan Components, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002
Gross revenue:
License	$16,451	$9,219	$57,970	$27,728
Royalty	4,001	3,248	14,215	13,310

Gross revenue	20,452	12,467	72,185	41,038

Net revenue:
License	16,451	9,219	57,970	27,728
Net royalty	3,038	2,492	10,543	9,518

Total revenue	19,489	11,711	68,513	37,246

Cost of revenue *	4,802	3,089	17,229	8,297
Product development *	4,992	2,829	18,378	11,869
Sales and marketing *	4,102	2,443	14,522	8,782
General and administrative *	1,564	1,125	6,386	3,499
Provision for unused facility lease	—	22	—	1,219
In-process research and development	—	—	520	—
Amortization of purchased intangibles	1,457	491	4,366	1,967

Total cost and expenses	16,917	9,999	61,401	35,633

Operating income	2,572	1,712	7,112	1,613
Other income, net	345	245	1,337	842

Income before provision for income taxes	2,917	1,957	8,449	2,455
Provision for income taxes	379	148	1,106	340

Net income	$2,538	$1,809	$7,343	$2,115

Net income per share—basic	$0.12	$0.11	$0.38	$0.13

Net income per share—diluted	$0.10	$0.10	$0.34	$0.12

Shares used in per share calculation—basic	22,027	16,858	19,439	16,716

Shares used in per share calculation—diluted	24,428	17,272	21,690	17,991

* Includes stock-based compensation expense of:	119	—	328	—

Artisan Components, Inc.

Reconciliation of GAAP to Pro Forma Net Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002
Net income	$2,538	$1,809	$7,343	$2,115

Adjustments to reported net income to arrive at pro forma results:
Add: non-recurring effect of acquisitions	—	—	520	—
Add: amortization of purchased intangible assets from acquisitions	1,457	491	4,366	1,967
Add: deferred stock-based compensation	119	—	328	—
Add: effect of loss accrual on former lease	—	22	—	1,219
Pro forma tax adjustment	(1,418)	(840)	(4,359)	(1,916)

Pro forma net income	$2,696	$1,482	$8,198	$3,385

Pro forma net income per share—basic	$0.12	$0.09	$0.42	$0.20

Pro forma net income per share—diluted	$0.11	$0.09	$0.38	$0.19

Shares used in per share calculation—basic	22,027	16,858	19,439	16,716

Shares used in per share calculation—diluted	24,428	17,272	21,690	17,991